Tortoise Capital Resources Corp. Announces Additional Investment in VantaCore Partners LP

Update Also Provided on LONESTAR Midstream Partners, LP and LSMP GP, LP Distribution Proceeds

FOR IMMEDIATE RELEASE

LEAWOOD, Kan.– Aug. 5, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has invested $9.9 million in common units and incentive distribution rights of VantaCore Partners LP (“VantaCore”), a TTO portfolio company focused on the aggregates industry.  Proceeds were used to partially fund VantaCore’s acquisition of Southern Aggregates LLC (“Southern”), a sand and gravel operation located near Baton Rouge, La.

In connection with the transaction, VantaCore repaid a $3.8 million loan from TTO at a 3 percent premium to par value, resulting in net additional funding of approximately $6.1 million.  After the follow-on investment, TTO has a total of approximately $18.4 million invested in VantaCore.  Additional equity financing for the Southern acquisition came from Kayne Anderson Development Corp. and VantaCore management.  Debt financing was provided by Wells Fargo Foothill and Gladstone Capital Corp.

“We are pleased to participate in the financing of the third acquisition for VantaCore.  The acquisition of Southern diversifies VantaCore’s earnings base and geographic footprint to include the Baton Rouge and Lafayette, La. markets,” said Tortoise Capital Resources Corp. President, Ed Russell.  “As part of the acquisition VantaCore added Marc Dyess, industry leader and founder of Southern, to its experienced management team.”

LONESTAR Midstream Partners, LP and LSMP GP, LP Update

On July 17, 2008, LONESTAR Midstream Partners LP, closed a transaction with Penn Virginia Resource Partners, L.P. (NYSE:  PVR) for the sale of Lone Star Gathering LP’s (an affiliate of LONESTAR Midstream Partners, L.P.) gas gathering and transportation assets.

On July 22, 2008, TTO received distribution proceeds of approximately $10.5 million in cash, 468,001 newly issued unregistered common units of PVR, and 59,503 unregistered common units of Penn Virginia GP Holdings, L.P. (NYSE: PVG).  TTO expects to receive 74,609 newly issued unregistered common units of PVR and 9,487 unregistered common units of PVG units as a pro-rata distribution of units held in escrow to be released in the next six to twelve months.  Any distributions received on the escrow units will be retained by the escrow agent and released in accordance with the escrow agreement. Additionally, TTO anticipates receiving approximately $1.0 million in cash payable on December 31, 2009.  There are also two contingent payments totaling approximately $9.7 million, payable in cash or common units of PVR (at purchasers’ election), which are based on the achievement of specific revenue targets for the Barnett Shale region by or before June 30, 2013.

TTO intends to use the cash proceeds from the transaction to pay down debt or make additional investments in accordance with its investment objective.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of June 30, 2008, the adviser had approximately $2.7 billion of assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information
Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, www.tortoiseadvisors.com.